Exhibit 4.1

FORM OF SUBSCRIPTION AGREEMENT

Fig Publishing, Inc.

Fig Game Shares

Regulation A

This Agreement is made between Fig Publishing, Inc. (“Fig”) and the undersigned subscriber (the “Undersigned”). Pursuant to this Agreement, and subject to its terms and conditions, Fig agrees to sell to the Undersigned, and the Undersigned agrees to purchase, that certain number of shares previously specified by the Undersigned to Fig (the “Shares”) of Fig’s non-voting preferred stock, par value $0.0001 per share, from the series of such preferred stock known as “Fig Game Shares – PSY2”, the shares of which are designed to reflect the economic performance of a video game co-publishing license agreement that Fig has entered into with a third-party video game developer, Double Fine Productions, Inc., in respect of the video game Psychonauts 2. The purchase price of such preferred stock is $500.00 per share.

The Undersigned represents and warrants to Fig as follows:

1.	The Undersigned has previously specified and acknowledged to Fig, in completing the Undersigned’s entries for the Undersigned’s investment through the website Fig.co, the number of Shares being purchased by the Undersigned, the aggregate purchase price that the Undersigned is paying for the Shares, the Undersigned’s contact information and the Undersigned’s Social Security number of other tax ID information.

2.	The Undersigned has reviewed the Offering Circular pursuant to which the Shares have been offered, located at [link to final offering circular on EDGAR], and has reviewed all other information that the Undersigned considers necessary to have reviewed before making an investment decision.

3.	The Undersigned is purchasing the Shares for the Undersigned’s own account.

4.	The Undersigned shall abide by the restrictions on transfer of the Shares set out in the Offering Circular.

5.	At substantially the same time as the Undersigned is executing this Agreement, the Undersigned is paying the aggregate purchase price for the Shares in compliance with the payment instructions on Fig.co.

6.	The Undersigned understands that Fig reserves the right to, in its sole discretion, accept or reject this subscription, in whole or in part, for any reason whatsoever, and to the extent funds are transmitted by the Undersigned but not applied by Fig to the Undersigned’s purchase of Shares, such unused funds will be returned to the Undersigned, without deduction or interest.

7.	The Undersigned is an individual (and not a business or other legal entity).

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8.	The Undersigned understands that, to be able to purchase Shares, the Undersigned must either (a) be an “accredited investor” as such term is defined in Rule 501of Regulation D under the U.S. Securities Act of 1933, or (b) limit the aggregate purchase price for the Shares to no more than 10% of the greater of the Undersigned’s annual income or net worth.

The Undersigned understands that the Undersigned should determine net worth for purposes of these representations and warranties by calculating the difference between total assets and total liabilities, and such determination (x) must exclude the value of the primary residence, (y) must exclude any indebtedness secured by the primary residence up to the estimated fair market value of the primary residence as of the date of this Agreement (except that any such indebtedness that has been incurred within 60 days before the date of this Agreement, other than as a result of the acquisition of the primary residence, must be included) and (z) must include any indebtedness secured by the primary residence above the estimated fair market value of the primary residence as of the date of this Agreement.

In light of the foregoing, the Undersigned is able to purchase Shares because the Undersigned is:

an “accredited investor” as such term is defined in Rule 501of Regulation D under the U.S. Securities Act of 1933; or

an individual, and the aggregate purchase price for the Shares is no more than 10% of the greater of the Undersigned’s annual income or net worth.

9.	The Undersigned is not, and is not acting as, an agent, representative, intermediary or nominee for any person identified on the list of blocked persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department; and the Undersigned has complied with all applicable U.S. laws, regulations, directives and executive orders relating to anti-money laundering.

10.	The information that the Undersigned has provided on the signature page of this Agreement is accurate and complete.

11.	This Agreement is the valid and binding obligation of the Undersigned.

By making the foregoing representations and warranties, the Undersigned does not waive any right of action under federal or state securities laws. However, Fig may assert your representations and warranties on its own behalf in any proceeding or other dispute with any party. This subscription agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any principles of conflict of laws.

Accepted and agreed as of the latest date written below:

SUBSCRIBER: Signature: _________________________ Name: ____________________________ Date Signed: _______________________	FIG PUBLISHING, INC. By: __________________________ Name: Justin Bailey Title: Chief Executive Officer Date signed: ___________________